UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

GAMING PARTNERS INTERNATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 9, 2007

To the Stockholders of Gaming Partners International Corporation:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders. Regardless of whether you plan to attend, please take a moment to vote your proxy. The Annual Meeting will be held as follows:

WHEN:	Wednesday, August 8, 2007 1:00 p.m., Pacific Daylight Time
WHERE:	Gaming Partners International Corporation 1700 Industrial Road Las Vegas, Nevada 89102-2620
ITEMS OF BUSINESS:

•  Elect seven directors for terms expiring in 2008

•  Approve amendments to our 1994 Directors’ Stock Option Plan

•  Ratify the appointment of Moss Adams LLP as our independent registered auditor for the fiscal year ending December 31, 2007

•  Consider any other matters that may properly come before the Annual Meeting

RECORD DATE:	June 22, 2007
VOTING BY PROXY:	Your vote is important. You may vote by returning the proxy card in the envelope provided.

On the following pages, we provide answers to frequently asked questions about the Annual Meeting. A copy of the 2006 Annual Report on Form 10-K is enclosed.

By Order of the Board of Directors,

Gay A. Nordfelt
Secretary

GAMING PARTNERS INTERNATIONAL CORPORATION

GAMING PARTNERS INTERNATIONAL CORPORATION
1700 Industrial Road
Las Vegas, Nevada 89102-2620
(702) 384-2425

PROXY STATEMENT

This proxy statement is being furnished to our stockholders beginning on or about July 9, 2007, in connection with the solicitation of proxies by the Board of Directors of Gaming Partners International Corporation (the Company or GPIC), to be used at the Annual Meeting of Stockholders (the Annual Meeting) on August 8, 2007, at 1700 Industrial Road, Las Vegas, Nevada 89102-2620, and at all adjournments or postponements of the Annual Meeting for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What am I voting on?

The election of seven nominees to serve on our Board of Directors for terms expiring in 2008.

The approval of amendments to our 1994 Directors’ Stock Option Plan.

The ratification of the appointment of Moss Adams LLP as our independent registered auditor for the fiscal year ending December 31, 2007.

Any other matters that may properly come before the Board of Directors.

What are the board’s voting recommendations?

Our Board of Directors recommends a vote FOR each of the seven director nominees.

Our Board of Directors recommends a vote FOR the approval of amendments to our 1994 Directors’ Stock Option Plan.

Our Board of Directors recommends a vote FOR the ratification of the appointment of Moss Adams LLP as our independent registered auditor for the fiscal year ending December 31, 2007.

What is the vote required for each proposal?

Once a quorum has been established, the following votes are required for approval of the respective matters:

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote at the Annual Meeting. This means that the seven individuals receiving the largest number of votes will be elected as directors.

The proposal to approve amendments to our 1994 Directors’ Stock Option Plan will be approved by the stockholders if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition of the proposal.

The proposal to ratify the appointment of Moss Adams LLP as our independent registered auditor will be approved by the stockholders if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition of the proposal.

Who can vote?

Common stockholders of record as of the close of business on the record date are entitled to vote. The record date for the Annual Meeting is June 22, 2007. Each outstanding share of our common stock is entitled to one vote upon the proposals presented.

How do I vote?

If you are the record holder of your shares, there are two ways to vote:

•       By completing and mailing the enclosed proxy card.

•       By written ballot at the Annual Meeting.

If your shares are held by your broker as your nominee (that is, in street name), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares or obtain an authorization from your broker allowing you to vote your shares at the Annual Meeting in person or by proxy. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the Nasdaq Stock Market, Inc. (NASDAQ) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as “broker non-votes.” The proposals discussed in this proxy statement are considered routine and therefore may be voted upon by your broker if you do not give instructions to your broker.

What does it mean if I get more than one proxy?

It means your shares are held in more than one account. Please vote all proxies to ensure all your shares are voted.

What constitutes a quorum?

As of the record date, June 22, 2007, there were 8,103,401 shares of our common stock outstanding. In order to conduct the Annual Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Can I change my vote?

If you are the record holder of your shares, you can change your vote or revoke your proxy at any time prior to the closing of the polls, by:

•       returning a later-dated proxy card; or

•       attending the meeting and voting your shares in person; or

•       notifying our Secretary by written revocation letter.

Our Secretary is Gay A. Nordfelt. Any revocation should be filed with her at our corporate headquarters at 1700 Industrial Road, Las Vegas, Nevada, 89102-2620.

If your shares are held in street name and you previously instructed your broker, bank or nominee on how to vote your shares, you will need to contact your broker, bank or nominee in order to change your vote.

Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you directed. If no direction is given, the proxies will be voted as our Board of Directors recommends.

Who conducts the proxy solicitation?

Our Board of Directors is soliciting these proxies. We will bear the cost of the solicitation of proxies. Our regular employees may solicit proxies by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries.

Who will count the votes?

Our Board of Directors will appoint one or more employees to serve as an Inspector of Election(s) to tabulate the voted proxies.

PROPOSAL 1—ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the 2007 Annual Meeting. Our Board of Directors has proposed the election of each nominee for a one-year term expiring at the 2008 Annual Meeting and until their respective successors have been duly elected and qualified. Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

The nominees have consented to being nominated and to serve if elected. In the event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by our Board of Directors through the Nominating and Governance Committee.

Upon completion of the combination with Bourgogne et Grasset (B&G) on September 12, 2002, Holding Wilson, S.A. and the late Francois Carrette (succeeded by his wife, Elisabeth Carrette) agreed to vote all shares of our common stock held by them in favor of the election of Eric P. Endy to the Board of Directors for a period of five years from the completion of the combination and executed an irrevocable proxy in favor of Mr. Endy. Likewise, Mr. Endy agreed to vote all shares of our common stock beneficially owned by him in the manner directed by Holding Wilson, S.A. with respect to the election or removal of directors during the same five-year period and executed an irrevocable proxy in favor of Holding Wilson, S.A. Both Holding Wilson, S.A. and Mr. Endy have indicated that they intend to vote their shares in favor of all seven director nominees at the Annual Meeting. Together they are entitled to vote 52.64% of the issued and outstanding shares. Therefore, we expect all seven director nominees to be elected at the Annual Meeting.

Nominees for Election of Directors

Gerard P. Charlier, 68, has been a director and our President and Chief Executive Officer since September 2002. Mr. Charlier served as our Secretary from March 2003 until December 2006 and as our interim Chief Financial Officer from August 2006 to December 2006. Mr. Charlier has been President and Chief Executive Officer of GPI SAS since 1994 and President and Chief Executive Officer of the former Bud Jones Company from 2000 to 2002, when it merged into Gaming Partners International USA, Inc. Mr. Charlier worked from 1965 to 1968 for Cincinnati Milling Machine in Cincinnati, Ohio. Mr. Charlier worked for Booz Allen & Hamilton in London and Paris in 1968 and 1969. He then joined Peat Marwick Mitchell Management Consulting (now KPMG) in Paris in 1969 where he became Partner in 1975 and acted as Partner in Charge of the German Management Consulting Department from 1978 to 1982. From 1982 to 1985, Mr. Charlier served as Vice President of International Development of Dexi International, a French company specializing in the manufacture of cosmetic products distributed by party plans. From 1985 to 1988 and again from 1991 to 1994, Mr. Charlier was an independent management consultant for G.C. Management, a firm that he owned. Between 1988 and 1991, Mr. Charlier served as the General Manager in France of Arthur D. Little, a management consulting firm based in Cambridge, Massachusetts. Mr. Charlier holds a mechanical engineering degree from Ecole Nationale d’Arts et Métiers in Paris (1962), a Master of Science in Electrical Engineering from Stanford University, California (1963) and a Master of Business Administration from INSEAD in Fontainebleau, France (1968).

Elisabeth Carrette, 62, has been a director since January 2005. Mrs. Carrette is the President of the Supervisory Board of Holding Wilson, S.A., a privately-held French company that through its affiliates engages in consulting and food distribution. Holding Wilson, S.A. is the principal stockholder of the Company. For more than two decades, Mrs. Carrette has served on both the Executive and Supervisory Boards of Holding Wilson, S.A. and helped define the strategy of the group.

Eric P. Endy, 52, has been a director since our inception in 1993. Mr. Endy was our Executive Vice President from September 2002 to March 2003, and presently serves as a consultant to us. He served as our Secretary from May 1984 to March 2003, Chairman of the Board and Chief Executive Officer from November 1998 to September 2002, President from January 1994 to September 2002 and Treasurer from July 2001 to September 2002. From May 1998 to July 1998, Mr. Endy was our Treasurer and from January 1994 to July 1995, Mr. Endy was our Chief Operating Officer. Mr. Endy was Chairman of the Board, President and Chief Executive Officer of the former Paul-Son Gaming Supplies from November 1998 to September 2002, and Executive Vice President and General Manager of the former Paul-Son Gaming Supplies from July 1990 to November 1998.

Alain Thieffry, 51, has been a director since September 2002. Mr. Thieffry has served as President of the Executive Board of Holding Wilson, S.A. since February 2002. He has been an executive officer of Holding Wilson, S.A. since 1984. Since 1995, Mr. Thieffry has also served as Chief Executive Officer of Bridge Atlantic Corporation and DeRoche, S.A., wholly-owned subsidiaries of Holding Wilson, S.A., and of LFR, Inc., a wholly-owned subsidiary of Bridge Atlantic Corporation. Mr. Thieffry holds Masters of Law and Business Administration and the equivalent of a CPA license in France.

Robert J. Kelly, 51, has been a director since February 2006. Mr. Kelly received a Master in Business Administration from Harvard in 1986 and an engineering degree from Princeton in 1977. Since 2000, Mr. Kelly has been the founder, patent holder and primary stockholder of EarthSource Inc., Raynham, Massachusetts; a waste-water treatment plant. He is also a civil engineer and responsible for designing the EarthSource process and managing its operations. From 1994 to 2000, Mr. Kelly worked with LFR, Inc., an environmental engineering company and affiliate of Holding Wilson, S.A., our principal stockholder. Prior to 1994, Mr. Kelly worked as a Division Manager for OHM Corporation, a publicly-traded company that provides technology-based, on-site hazardous waste remediation environmental services, and as a Field Service Manager at IT Corporation, a publicly-traded company in the environmental engineering business, providing environmental consulting, engineering and construction and remediation services.

Charles R. Henry, 69, has been a director since June 2006. He was appointed to the Board of Directors to fill the vacancy that resulted from the resignation of Benoit Aucouturier. Mr. Henry is a retired two-star general, with 41 years of leadership experience, a distinguished military career and an advanced law degree. He is the current Chief Operating Officer and a board member of CEG Company in Rico Rica, Arizona, a leading producer of military wiring harnesses for military vehicles. Prior to that, he was a consultant in Washington D.C. for various companies on defense issues. In 2001 he was also appointed Chief Executive Officer and President of the National Veterans Business Development Corporation, part of Public Law 106-50, which was created by Congress. From 1997 to 2001, Mr. Henry served as an officer (President) of LFR Levine Fricke, an environmental management and consulting firm, which is an affiliate of the Company’s majority shareholder. Mr. Henry holds an undergraduate degree in economics from Middle Tennessee State University; he is a graduate of the United States Army War College and the United States Army Command and General Staff College; he holds a J.D. and a L.L.M. degree from Woodrow Wilson Law School.

Martin A. Berkowitz, 58, is a consultant in the areas of financial management and business development. He was Chief Financial Officer for the Miami-Dade County Public Schools in 2005 and 2006. From 2002 to 2004, Mr. Berkowitz held the positions of Senior Vice President and Chief Financial Officer, then President and Chief Executive Officer of the National Veterans Business Development Corporation. He retired as Senior Vice President from Prudential Financial in 2000 following a twenty-five year career where he served as Comptroller of the individual insurance unit, Chief Financial Officer of the investment management business unit, and the Corporate Comptroller. He played a major role in the conversion of Prudential from a mutual insurance company to a public shareholder-owned company. Mr. Berkowitz earned his Bachelor of Business Administration in Accounting from the University of Massachusetts, Amherst in 1970 and his Master of Business Administration from St. John’s University in

1975. He has attended executive programs at the University of Michigan, Stanford University and Harvard University.

Board of Directors and Committees of the Board

Our business affairs are conducted under the direction of our Board of Directors. The role of our Board of Directors is to effectively govern our affairs for the benefit of our stockholders and, to the extent appropriate under governing law, of other constituencies, which include our employees, customers, suppliers and creditors. Our Board of Directors strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.

The Board of Directors has determined that the following directors and nominees meet the standards of independence under the applicable NASDAQ listing standards: Martin A. Berkowitz, Paul S. Dennis, Charles R. Henry and Robert J. Kelly.

The framework for our corporate governance is provided by: (a) Nevada corporate law, (b) our Articles of Incorporation and our Bylaws, (c) charters of our board committees, and (d) our codes of ethics and conduct. In addition, we are governed by all applicable laws, rules and regulations, including the gaming laws and rules of every jurisdiction in which we or our products are licensed, the federal securities laws and the rules of the Securities and Exchange Commission (SEC), and the listing requirements and rules of NASDAQ, where our common stock is listed.

During fiscal 2006, our Board of Directors held four regular meetings and five special teleconference meetings. Each director attended at least 75% of the board meetings and committee meetings during the period he/she served as a member. Our non-management directors held four executive sessions during fiscal 2006. We encourage our directors to attend our annual meetings of stockholders. Six of our directors attended our 2006 Annual Meeting.

Mrs. Carrette and Mr. Endy have determined that as a result of the voting agreement and irrevocable proxies between them in connection with the election of directors (as described above), among other things, that they are acting as a group within the meaning of Section 13(d)(3) of the Securities Act of 1933, as amended (the Securities Act). Mrs. Carrette and Mr. Endy each have publicly filed Schedules 13D reporting the existence of a group between them. As a group, Mrs. Carrette and Mr. Endy beneficially own more than 50% of our voting power. As a result, our Board of Directors has determined that we are a “controlled company” and are therefore exempt from certain of the NASDAQ rules, including requirements for a majority independent board and independent compensation and nominating committees.

Our Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating and Governance Committee. The charters for our Audit Committee and our Nominating and Governance Committee, as well as our Code of Ethics and Code of Conduct, are available on our website at www.gpigaming.com. These documents are also available in print to any stockholder upon request. We may revise these policies from time to time and will promptly post revisions on our website. No charter has been adopted for our Compensation Committee or Compliance Committee.

The Audit Committee, a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the Exchange Act) assists our Board of Directors in overseeing the accounting and financial reporting processes of the Company and audits of our financial statements, including the integrity of our financial statements, compliance with legal and regulatory requirements, our independent public accountants’ qualifications and independence, the performance of our internal audit function and independent public accountants, and such other duties as may be directed by our Board of Directors. The Audit Committee Charter requires that the Audit Committee consist of three or more board members who satisfy the “independence” requirements of the SEC and NASDAQ for audit committee members. The current members of the Audit Committee are Mr. Kelly, who is the committee chair, Mr. Henry and Mr. Dennis. The Board of Directors expects that, upon his election to the Board of Directors at the Annual Meeting, Mr. Berkowitz will serve on the Audit Committee in place of Mr. Dennis. The Board of Directors has determined that each of the current members of the Audit Committee and Mr. Berkowitz satisfies the above-referenced independence requirements. Our Board of Directors believes that each member of the Audit Committee and Mr. Berkowitz are able to read and understand financial statements, and that one of the members has past employment experience or background which results in his financial sophistication. The Board of Directors believes that Mr. Berkowitz will qualify as an audit committee financial expert as defined in Item 407(d)(5)(ii) of SEC Regulation S-K.

The Compensation Committee discharges the responsibilities of our Board of Directors relating to compensation of the Company’s executive officers and directors. The Compensation Committee produces an annual report on executive compensation for inclusion in our proxy statements, and takes such other actions as it deems necessary or appropriate to oversee the compensation of our officers and directors. The Compensation Committee administers our 1994 Long-Term Incentive Plan, as amended (Incentive Plan). The Incentive Plan expired on January 30, 2004, except as to the stock options outstanding on that date. Commencing June 2007, the Compensation Committee also administers the 1994 Directors’ Stock Option Plan, as amended (Directors’ Plan), but it has no discretion to determine or vary any matters which are fixed under the terms of the plan. Fixed matters include, but are not limited to, the non-employee directors who will receive stock option grants, the number of shares of common stock subject to each grant, the term of any stock option, and the means of acceptable payment for exercise of the stock option. With respect to the Directors’ Plan, all decisions of the Compensation Committee are subject to approval by our Board of Directors. The Compensation Committee currently consists of Messrs. Dennis, Thieffry and Kelly. During fiscal 2006, this Committee held two regular meetings. Until June 2007, the Directors’ Plan was administered by the Directors’ Plan Committee. The Directors’ Plan Committee consisted of Gerard P. Charlier and Eric P. Endy. During fiscal 2006, the Directors’ Plan Committee did not meet but took action by written consent.

The Compliance Committee is responsible for identifying and evaluating any situations involving us or our affiliates, which may have a negative effect upon the objectives of gaming control. The Compliance Committee currently consists of Messrs. Charlier and Kelly and Ms. Laura McAllister Cox, our Chief Legal and Gaming Compliance Officer. The Compliance Committee held two meetings during fiscal 2006. The Compliance Committee reports to our Board of Directors and advises our Board of Directors, after investigation, of activities that might be inappropriate. Among other things, our Chief Legal and Gaming Compliance Officer determines that all transactions involving gaming supplies and gaming equipment are with appropriately licensed casinos, distributors and vendors and reports to the committee regarding matters which may include, but are not limited to material litigation, material loans or extensions of credit, transactions meeting certain thresholds, and material loans made by us or our affiliates other than for our or the affiliate’s benefits. Additionally, the committee requires that appropriate background checks be conducted on several categories of persons, including, but not limited to, stockholders holding a 5% or more beneficial ownership interest, officers, directors, lenders, vendors, customers, partners, joint ventures and lobbyists. The committee reviews political contributions as to compliance with law, annually reviews the list of our stockholders, and may require review of foreign entities with which we do business.

The Nominating and Governance Committee, which currently consists of Messrs. Kelly and Henry, is responsible for identifying qualified candidates to be presented to our Board of Directors for nomination as directors, select, or recommend that the Board of Directors select, director nominees for the next Annual Meeting, and assisting our Board of Directors in carrying out its responsibilities relating to our corporate governance practices. Our Nominating and Governance Committee met four times in fiscal 2006. Each of the current members of the Nominating and Governance Committee qualifies as an “independent” director as defined in Rule 4200(a)(15) of the NASDAQ listing standards.

The Nominating and Governance Committee will consider nominees for our Board of Directors recommended by stockholders. Notice of proposed stockholder nominations for directors must be delivered not less than 120 days prior to the first anniversary of the date of the prior year’s Annual Meeting. Nominations shall set forth (i) the name and address of the stockholder proposing the nomination, (ii) the number of shares of stock held of record and beneficially by such stockholder, (iii) a representation that the stockholder is a beneficial or record owner of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (iv) the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected, (v) a brief description of the proposed nominee’s business experience for the previous five years and all other information regarding such proposed nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, and (v) all other information that would be required to be filed with the SEC if the person proposing such nomination were a participant in a solicitation subject to Section 14 of the Exchange Act. Nominations should be delivered to the Nominating and Governance Committee at the following address:

Gaming Partners International Corporation
c/o Corporate Secretary
1700 Industrial Road
Las Vegas, Nevada 89102-2620

In considering possible candidates for election as a director, the Nominating and Governance Committee will consider such factors as overall business experiences, diversity, experience in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors, as well as any contractual obligations relating to the election of directors such as the irrevocable proxies between Holding Wilson, S.A. and Eric P. Endy.

The Nominating and Governance Committee will review the qualifications and backgrounds of directors and nominees, as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the Annual Meeting. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

We have adopted a Code of Ethics, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller, and a Code of Conduct, which applies to all of our directors and employees, to the fullest extent permitted under the applicable laws of the country where such employees are domiciled. If we make any amendments to the Code of Ethics or the Code of Conduct or grant any waiver, including any implicit waiver, from a provision of the codes to our directors or executive officers, we will disclose the nature of such amendment or waiver on our website at www.gpigaming.com.

Communications with the Board of Directors

You can contact our Board of Directors or any of our directors by writing to them at the same address provided above for delivery of director nominations. At each Audit Committee meeting, the Secretary will present a summary of stockholder communications received since the last meeting, and will make the communications available to the applicable director or committee upon request. Employees and others who wish to contact the Board of Directors or any member of the Audit Committee anonymously to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so anonymously by using this address. All communications are confidential.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2006, our Compensation Committee consisted of Alain Thieffry, Paul S. Dennis and Robert J. Kelly. No member of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Recommendation of Our Board of Directors

Our Board of Directors recommends that you vote “FOR” all the director nominees.

PROPOSAL 2—PROPOSAL TO AMEND THE 1994 DIRECTORS’ STOCK OPTION PLAN

Stockholders are being asked to approve the following amendments to the 1994 Directors’ Stock Option Plan, as amended (Directors’ Plan), which were adopted, subject to stockholder approval, by the Board of Directors on June 25, 2007:

•       Increase of Shares.   The proposed amendments would increase the total number of shares of common stock for which options may be granted under the Directors’ Plan to 350,000, an increase of 200,000 shares.

•       Extension of Term.   The proposed amendments would extend the expiration date of the Directors’ Plan from January 30, 2009 to January 31, 2014.

•       Optionees Who Cease to be Directors.   The proposed amendments would provide that options that are vested at the time an optionee ceases to be a director would remain in effect whether or not the options were also exercisable on that date.

•       Administration.   The proposed amendments would allow the Directors’ Plan to be administered by a committee of not less than two directors.

Both Holding Wilson, S.A. and Eric Endy have indicated that they intend to vote in favor of the proposal to amend the Directors’ Plan, and we expect the proposal to be approved by the Company’s stockholders.

Purpose of the Directors’ Plan

The Directors’ Plan is intended to promote the interests of the Company and its subsidiaries by offering members of the Board of Directors who are not employed as regular salaried officers or employees of the Company or any of its subsidiaries the opportunity to participate in a stock option plan in order to encourage the non-employee directors to take a long-term view of the affairs of the Company; to attract and retain highly qualified non-employee directors; and to aid in rewarding non-employee directors for their services to the Company.

The principal terms of the Directors’ Plan including the proposed amendments are summarized below. The following summary is qualified in its entirety by the full text of the Directors’ Plan, as amended, which is attached as Appendix A to this proxy statement.

Description of Amendments

The proposed amendments to the Directors’ Plan would increase the number of shares of common stock for which options may be granted under the Directors’ Plan from 150,000 to 350,000. As of June 30, 2007, there were only 6,000 shares remaining under the Directors’ Plan for future option grants. In addition, the proposed amendments would extend the term of the Directors’ Plan by five years, from January 30, 2009 to January 31, 2014. These proposed amendments would help us to continue to realize the purpose for which the Directors’ Plan was adopted.

The Directors’ Plan, as proposed to be amended, would provide that options which are vested at the time an optionee ceases to be a director would remain in effect whether or not the options were also exercisable on that date. Under the existing terms of the Directors’ Plan, an option expires when an optionee ceases to be a director if the option is not both vested and exercisable. This situation can arise because the plan defers exercisability for six months after an option’s grant. Under the proposed amendments, that six-month deferral on the exercisability of the options would not change. However, the amendments would resolve the anomalous situation of a director having options which terminate upon cessation of his directorship if the options were granted within the preceding six months even though the options were vested under the Directors’ Plan. The amendment would only affect the annual grants under the Directors’ Plan because unlike the initial grants, the annual grants are vested upon grant. The periods of time allowed for exercise after an optionee ceases to be a director would not otherwise change. The proposed amendments would also change the wording from retirement of the director to resignation of the director, which is a more applicable concept for directorships.

Finally, the proposed amendments would change the administration of the Directors’ Plan from a committee of two or more directors who are not eligible to participate in the Directors’ Plan to a committee of any two or more  directors. Because the Directors’ Plan is a “formula plan” under which the committee members have no discretion to determine or vary any matters which are fixed under the terms of the plan, there is no need to require its administration to be conducted by strictly inside directors. Also, as the Directors’ Plan is currently written, a situation could arise where there would not be a sufficient number of inside directors to administer the plan. The proposed amendments would eliminate this concern.

Administration

The Compensation Committee administers the Directors’ Plan, but it has no discretion to determine or vary any matters which are fixed under the terms of the Directors’ Plan. Fixed matters include, but are not limited to, the non-employee directors who will receive option grants, the number of shares of common stock subject to each grant, the term of any option, and the means of acceptable payment for exercise of the option. All decisions of the Compensation Committee are subject to approval by our Board of Directors.

Terms of the Grants Under the Directors’ Plan

Eligible non-employee directors initially receive a one-time option to purchase 6,000 shares of common stock following such director’s election to the Board of Directors. Thereafter, each such director receives a grant to purchase 2,000 shares of common stock each year, at the beginning of such directors’ fourth year of service. In addition, on the anniversary of each such director’s election or appointment to the Board of Directors such director also receives options to purchase 1,500 shares of common stock for serving on the Audit Committee, the Compliance Committee or the Compensation Committee for at least six months during the twelve months prior to the date of grant.

Under the terms of the Directors’ Plan, the initial option grant is exercisable to the extent of vesting. The initial option vests over a three-year period, with one-third of the initial option vesting upon each anniversary of such non-employee directors’ election to the Board of Directors. Annual option grants are fully vested upon grant, but are only exercisable six months and one day from the date of grant. Unless special circumstances exist, each option expires on the earlier of the tenth anniversary of the date of its grant or nine months after the non-employee director ceases to be a director for any reason other than death or two years after the non-employee director ceases to be a director due to his death. The option exercise price is the closing price of the Company’s common stock on the date such option is granted.

Number of Shares Subject to the Directors’ Plan

The Directors’ Plan provided for the issuance of options covering a total of 150,000 shares of common stock, of which options for a total of 103,000 shares of common stock have previously been exercised. As of July 1, 2007, options for a total of 41,000 shares of common stock were issued and outstanding under the Directors’ Plan, and options covering 6,000 shares of common stock were available for future grants under the Directors’ Plan. The proposed amendments would increase this number to 206,000 shares of common stock available for future grants.

Federal Income Tax Consequences

The federal income tax consequences of the Directors’ Plan under current federal law, which is subject to change, are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local or international tax consequences or tax consequences for non-U.S. persons.

The options granted under the Directors’ Plan are “non-qualified stock options” and do not qualify as incentive stock options for U.S. federal income tax purposes. In general, non-employee directors will not realize taxable income upon the grant of a non-qualified stock option, and the Company will generally not be entitled to a deduction. Upon exercise of a non-qualified stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be taxable to the non-employee director as ordinary income. The amount included in the gross income of the non-employee director will also be deductible by the Company. The tax basis of shares acquired by the participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income.

New Plan Benefits

Only non-employee directors are eligible to receive option grants under the Directors’ Plan. There are currently five non-employee directors who participate in the Directors’ Plan. The closing price of the Company’s common stock on July 2, 2007 was $13.56. It is not possible to estimate the annual benefit that the Company would expect to allocate to non-employee directors under the Directors’ Plan. No employees of the Company are eligible to participate in the Directors’ Plan; therefore, no benefit will accrue to such persons.

Recommendation of Our Board of Directors

Our Board of Directors recommends that you vote “FOR” the approval of amendments to the Directors’ Plan.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED AUDITOR

Moss Adams LLP (Moss Adams) was our independent registered auditor for the year ended December 31, 2006, and has reported on our consolidated financial statements in the annual report that accompanies this proxy statement. Our independent registered auditor is appointed by our Audit Committee. The Audit Committee has reappointed Moss Adams as our independent registered auditor for the year ending December 31, 2007. A representative of Moss Adams will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions. In the event that the stockholders do not approve Moss Adams as our independent registered auditor, the selection of independent registered auditor will be reconsidered by the Audit Committee; however, both Holding Wilson, S.A. and Eric Endy have indicated that they intend to vote in favor of the proposal to ratify Moss Adams as our independent registered auditor, and we expect the proposal to be approved by the Company’s stockholders.

Recommendation of Our Board of Directors

Our Board of Directors recommends that you vote “FOR” the ratification of Moss Adams as our registered independent auditor for the fiscal year ending December 31, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program Overview and Objectives

The Compensation Committee (for purposes of this analysis, the Committee) composed entirely of directors who have never served as executive officers of the Company, recommends to the Board of Directors the compensation of the Company’s executive officers and administers the Company’s 1994 Long-Term Incentive Plan (Incentive Plan). Throughout this report, the individuals who served as the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal and Compliance Officer are referred to as the “named executive officers.”

The objective of the Company’s compensation program is to (i) attract and retain individuals who are responsible for the management, development and success of the company (ii) reward named executive officers for their performance and services to the Company and (iii) encourage the named executive officers to stay with the Company.

The Committee relies upon the recommendations of the Chief Executive Officer and their own judgment in making compensation decisions after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance shareholder value. Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to executive officers who report to him. Such executive officers are not present at the time of these deliberations. The Committee generally does not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. They incorporate flexibility into the compensation programs and in the assessment process to respond to and adjust for the evolving business environment. The Committee believes the most important indicator of whether the compensation objectives are being met is the Company’s ability to motivate the named executives to deliver superior performance and retain them to continue their careers with the Company on a cost-effective basis.

The Committee’s goal is for the Company to set base salaries for the named executive officers at appropriate levels which reflect the duties and scope of responsibilities of each officer’s position.

Elements of Compensation

For fiscal 2006, the principal elements of compensation for named executive officers were base salary; standard employee benefits such as health, dental, vision, and life insurance, 401(k) retirement participation; and other perquisites and personal benefits. In the past, some named executive officers have also been eligible to receive incentive compensation in the form of stock options under the Incentive Plan. The Incentive Plan expired in January 2004, except as to the stock options outstanding on that date. Stock options are priced at the market value of the Company’s common stock on the date of grant, and typically subject to a four-year vesting period with exercisability dependent on continued employment. None of the named executive officers received a stock option grant in fiscal 2006.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Although the Committee believes that the Company’s overall financial performance is an important factor in the total compensation of the named executive officers, no specific quantitative factors are applied in making compensation recommendations. The Committee also recognizes qualitative factors such as successful supervision of the Company’s operations, established relationships with key customers and key gaming industry representatives and regulators and the development of corporate projects and new products.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided named executive officers.

Perquisites and other personal benefits provided to certain named executive officers include a housing allowance, tax preparation services, certain medical expense reimbursements, use of a company automobile or a car allowance, and a severance payment upon termination of employment without cause, as more fully discussed under Potential Payments upon Termination below.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Gerard P. Charlier, Chief Executive Officer and President	2006	$244,325	(1)	—		—	—	—	—	$62,343	(5)	$306,668
David W. Grimes, Chief Financial Officer	2006	$4,308	(2)	—		—	—	—	—	$300	(6)	$4,608
Laura McAllister Cox, Chief Legal and Gaming Compliance Officer	2006	$200,000		$7,692	(4)	—	—	—	—	$11,982	(7)	$219,674
Melody Sullivan Former Chief Financial Officer	2006	$117,692	(3)	—		—	—	—	—	$103,219	(8)	$220,911

(1)                Mr. Charlier is President and CEO of GPIC; he received an annual salary of $100,000 from GPI USA and 115,000 Euros (approximately $144,325 as of December 31, 2006) from GPI SAS.

(2)                Mr. Grimes was appointed as the CFO effective December 7, 2006. This amount reflects the portion of his $160,000 annual salary paid during the 2006 fiscal year.

(3)                Ms. Sullivan resigned as CFO effective August 9, 2006. This amount reflects the portion of her $180,000 annual salary earned during the 2006 fiscal year.

(4)                This amount represents a 2-week holiday bonus.

(5)                This amount reflects housing in the United States of $19,555, tax preparation expenses in the United States of $1,500, automobile expense in the United States of $1,113, insurance (health, dental and life) in the United States of $4,461, housing expense in France of 12,960 Euros ($16,265), automobile expenses in France of 13,953 Euros ($17,511), and medical insurance in France of 1,544 Euros ($1,938).

(6)                This amount reflects automobile expense of $300 in 2006. In 2007, he will be entitled to receive automobile allowance in the amount of $7,200; as well as health, dental, vision and life insurance premiums; and 401(k) match.

(7)                This amount reflects $7,200 in automobile allowance, $1,053 insurance (dental, vision and life) and $3,729 in 401(k) match paid in 2006.

(8)                As a severance payment, Ms. Sullivan is entitled to receive six months of her annual salary, or $90,000, of which $62,308 was paid in 2006. She also received in $29,077 in vacation, $4,708 auto expense, $3,103 insurance and $4,023 in 401(k) match.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Gerard P. Charlier	100,000	—	—	$3.40	12/31/10	—	—	—	—
Gerard P. Charlier	—	200,000	—	$3.40	9/12/12	—	—	—	—
David W. Grimes	—	—	—	—	—	—	—	—	—
Laura McAllister Cox	—	—	—	—	—	—	—	—	—
Melody Sullivan	—	—	—	—	—	—	—	—	—

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Gerard P. Charlier	GPI SAS Retirement Plan	13 years	$38,551	(1)	—
David W. Grimes	—	—	—		—
Laura McAllister Cox	—	—	—		—
Melody Sullivan	—	—	—		—

(1)          The present value of accumulated benefit is 29,272 Euros or $ 38,551 at the end of 2006.

Potential Payments upon Termination

Pursuant to an employment agreement with Gerard P. Charlier, if we terminate Mr. Charlier’s employment for any reason other than death, permanent disability or cause, we must continue to pay Mr. Charlier’s salaries for the longer of (i) the remaining term of the employment agreement or (ii) two years, and to provide him with medical benefits for twelve months from termination. “Cause” is defined as a willful and continued failure to substantially perform his duties, willful misconduct materially injurious to the Company (monetarily or otherwise), a conviction of, or plea of nolo contendere to, a felony, or a breach of the confidentiality, non-competition or non-solicitation provisions of the employment agreement. “Permanent Disability” is defined as a failure to perform his duties for ninety consecutive calendar days due to physical or mental illness. Mr. Charlier also entered into an agreement with Holding Wilson, S.A. whereby Holding Wilson, S.A. granted to Mr. Charlier a put option to sell Holding Wilson, S.A. the shares of our common stock that he acquired in the combination if Mr. Charlier’s employment with us is terminated voluntarily by Mr. Charlier, or by us other than for death, permanent disability or cause. The per share sale price would be equal to the average closing price of our common stock for the 30 trading days preceding the date Mr. Charlier exercises his option to sell.

Pursuant to a letter provided to David W. Grimes, our Chief Financial Officer, we have agreed to pay Mr. Grimes a severance payment equal to three months of his salary if, after one year of employment, we terminate his employment without cause.

Pursuant to a letter provided to Laura McAllister Cox, our Chief Legal and Gaming Compliance Officer, and a resolution of the Board of Directors, we have agreed to pay Ms. McAllister Cox a severance payment equal to six months of her salary if we terminate her employment without cause or if she voluntarily resigns her employment upon at least three months prior notice.

Director Compensation

Directors who are not employees or consultants receive an annual fee of $18,000, plus $1,400 for attending in person (or $750 for participating by telephone) for each regular Board of Directors meeting and each Audit Committee meeting, and $500 for attending (either in person or by telephone) each other non-regular or special board or committee meeting. Each director may be reimbursed for certain expenses incurred in connection with attendance at Board of Directors and committee meetings.

Each non-employee director also receives non-qualified options under the Directors’ Plan as discussed in Proposal 2 above.

Our non-employee directors who are currently eligible to participate in the Directors’ Plan are Elisabeth Carrette, Paul S. Dennis, Alain Thieffry, Robert J. Kelly and Charles R. Henry, and, upon his election to the Board of Directors at the Annual Meeting, Martin A. Berkowitz. Directors who are also employed as regular salaried officers or employees do not receive any fees or additional remuneration to serve on our Board of Directors or its committees.

The directors realize value from their stock options only when exercised, and only to the extent that the price of our common stock on the exercise date exceeds the price of our common stock on the grant date.

Director Compensation Table

Name	Fees Earned		Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Elisabeth Carrette	$22,500		—	$16,660	(3)	—	—	—	$39,160
Paul S. Dennis	$39,200		—	$64,256	(4)	—	—	—	$103,456
Eric P. Endy	—	(1)	—	—		—	—	—	—
Alain Thieffry	$28,100		—	$56,945	(5)	—	—	—	$85,045
Robert J. Kelly	$39,700		—	$19,374	(6)	—	—	—	$59,074
Benoit Aucouturier(8)	$19,800		—	—		—	—	—	$19,800
Charles R. Henry(2)	$15,100		—	$22,951	(7)	—	—	—	$38,051

(1)             Mr. Endy received $200,000 under his employment contract.

(2)             Mr. Henry was appointed to the Board of Directors in June 2006.

(3)             Based upon 6,000 shares issued in 1st quarter 2005 and vesting over three years.

(4)             Based upon 5,000 shares issued and vested in 4th quarter 2006.

(5)             Based upon 3,500 shares issued and vested in 2nd quarter 2006.

(6)             Based upon 6,000 shares issued 1st quarter 2006 and vesting over three years.

(7)             Based upon 6,000 shares issued 2nd quarter 2006 and vesting over three years.

(8)             Mr. Aucouturier resigned as a director effective June 30, 2006.

OTHER INFORMATION

Executive Officers

The following table sets forth the name, age and current office of our executive officers who do not also serve on our Board of Directors. Following the table are descriptions of all positions held by each individual and the business experience of each individual for at least the past five years.

Name	Age	Title
David W. Grimes	48	Chief Financial Officer
Laura McAllister Cox	47	Chief Legal and Gaming Compliance Officer
Gay A. Nordfelt	57	Secretary

David W. Grimes was appointed as Chief Financial Officer of the Company in December 2006. From 1998 through 2006, Mr. Grimes served as Vice President at Artemis International, Inc., a provider of specialized natural colors and nutraceutical products. Between 1995 and 1998, he served as Chief Financial Officer and then as President and Chief Executive Officer of WFI Industries Ltd., a publicly-traded manufacturer of residential and commercial geothermal heating and air conditioning systems. Between 1988 and 1995, he served as Chief Financial Officer and Treasurer of Patton Electric Company, Inc., a manufacturer of fans, portable heaters and humidifiers, and as a financial analyst at Unisys Corporation. Mr. Grimes received a Master of Business Administration from Harvard Business School and a Master of Accounting Science and a Bachelor of Science in accountancy from the University of Illinois.

Laura McAllister Cox, an attorney at law licensed to practice in New Jersey and Pennsylvania, has been Chief Legal and Gaming Compliance Officer for the Company since December 2003. Previously, Ms. McAllister Cox was an attorney for 16 years with the Atlantic City law firm of Cooper Levenson April Niedelman & Wagenheim, P.A. and became a partner of the firm in 1996. A member of the Cooper Levenson Casino Law Department, Ms. McAllister Cox represented casino operators, gaming manufacturers and distributors, and casino employees in all aspects of regulatory, licensing and litigation matters. As part of her practice, Ms. McAllister Cox handled gaming regulatory matters for GPI SAS since 1997, for the former Bud Jones Company since 2000 and for GPIC since 2002. Ms. McAllister Cox holds a Bachelor of Arts in Urban Studies from the University of Tennessee (1980) and a Juris Doctorate from Rutgers University School of Law (1987).

Gay A. Nordfelt was appointed as Secretary of the Company in December 2006. Ms. Nordfelt has served as Executive Secretary to Gerard P. Charlier since December 2001. She has thirty years of experience in secondary and post-secondary business education and administration and she worked as an adjunct business instructor at Utah Valley State College from 1984 to 2001. Ms. Nordfelt received an undergraduate degree in English and business education from Weber State University and a Master of Business Education Administrative Management and Organizational Behavior from Brigham Young University.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information as of May 1, 2007, (except where another date is indicated) with respect to the beneficial ownership of our common stock by persons known to us to own beneficially more than 5% of our common stock, each of our executive officers, current directors, and director nominee, and all of our executive officers, current directors and director nominee as a group. We have no other class of equity securities outstanding. There are no family relationships between any of our directors, director nominee or executive officers.

Name of Beneficial Owner	Ownership	Options/Warrants Exercisable Within 60 Days	Beneficial Ownership(1)		Percent of Class(2)
Executive Officers and Directors:
Elisabeth Carrette	3,993,318	4,000	3,997,318	(3)(4)	49.30%
Eric P. Endy	272,282	—	272,282	(5)	3.36%
Gerard P. Charlier	570,384	100,000	670,384	(6)(4)	8.17%
Paul S. Dennis	5,000	10,000	15,000		0.18%
Alain Thieffry	9,000	3,500	12,500	(7)	0.15%
Laura McAllister Cox	—	—	—		0.00%
Robert J. Kelly	—	2,000	2,000		0.02%
Charles R. Henry	—	2,000	2,000		0.02%
David W. Grimes	—	—	—		0.00%
Martin A. Berkowitz	—	—	—		0.00%
All executive officers, current directors and director nominee as a group (10 persons)	4,849,984	121,500	4,971,484		60.44%
5% Stockholder:
Magnet Fund, L.P., Magnet Management L.L.C., Jordan Kimmel	645,000	—	645,000	(8)	7.96%

(1)          Represents sum of shares owned and shares which may be purchased upon exercise of options exercisable within 60 days of May 1, 2007.

(2)          Any securities not outstanding which are subject to options, warrants or conversion privileges exercisable within 60 days of May 1, 2007, are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person. Unless otherwise noted, the persons identified in this table have sole voting and investment power with regard to the shares beneficially owned.

(3)          Includes: (i) 3,973,216 shares held by Holding Wilson, S.A. (Holding Wilson), of which the Carrette Estate is the principal stockholder; (ii) 19,750 shares held by the Estate of Francois Carrette (Carrette Estate); (iii) 4,000 options to purchase common stock granted pursuant to the 1994 Directors’ Stock Option Plan currently held by Mrs. Carrette. Does not include 272,282 shares beneficially owned by Mr. Endy, which Holding Wilson, S.A. has the right to vote for the election or removal of directors pursuant to a five-year irrevocable proxy dated September 12, 2002.

(4)          Does not include an option held by Mr. Charlier to sell to Holding Wilson, S.A. his shares of the Company’s common stock if his employment is terminated voluntarily by Mr. Charlier or by the

Company other than for death, permanent disability or cause (as defined in his employment agreement).

(5)          Includes (i) 235,924 shares held by The Paul S. Endy, Jr. Living Trust, of which Eric P. Endy is the sole trustee and beneficiary, (ii) 18,000 shares held by trusts established for the benefit of Mr. Endy’s family, and (iii) 6,000 shares held by his spouse. Does not include 3,993,318 shares beneficially owned by Elisabeth Carrette, which Mr. Endy has the right to vote for his election as a director pursuant to a five-year irrevocable proxy dated September 12, 2002.

(6)          Includes 703 shares held by Mr. Charlier’s spouse. Does not include options to purchase 200,000 shares granted pursuant to the 1994 Long-Term Incentive Plan, none of which are currently exercisable.

(7)          Does not include 3,973,216 shares held by Holding Wilson, S.A., of which Mr. Thieffry is the President of the Executive Board. Mr. Thieffry disclaims beneficial ownership of all shares held by Holding Wilson, S.A.

(8)          Based on written confirmation received by the Company on March 14, 2007.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2006, about our equity compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	347,500 (1)	$5.02	12,000 (2)
Equity compensation plans not approved by security holders	None	None	None
Total	347,500	$5.02	12,000

(1)          Reflects outstanding stock options to purchase 300,000 shares of common stock granted under our 1994 Long-Term Incentive Plan, and stock options to purchase 47,500 shares of common stock granted under our 1994 Directors’ Stock Option Plan.

(2)          These shares were available for future issuance under our 1994 Directors’ Stock Option Plan.

We have stock option programs, which consist of the Incentive Plan and the Directors’ Plan. The Incentive Plan provides for the grant of stock options to executive officers, key employees, outside consultants and employee-directors. On July 29, 1996, the Board of Directors amended and the stockholders subsequently approved an increase in the aggregate shares issuable under the Incentive Plan to 1,000,000 from 500,000 shares. In general, an initial option grant under the Incentive Plan vests over a four year period, with one-fourth of the option grant vesting at the end of each year, however, the vesting schedule for individual participants may vary. The options granted under the Incentive Plan expire 10 years after the date of the grant. The Incentive Plan expired on January 30, 2004, except as to the stock options outstanding on that date. None of the options can be granted at less than the fair market value of our common stock on the date of grant.

For an explanation of the material features of the Director’s Plan see Proposal 2 above.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors, and stockholders holding more than ten percent of the class of stock are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all reports required under Section 16(a) filing requirements were filed as required, with the exception of certain reports on Form 4, which were inadvertently filed late by: (1) Eric P. Endy with respect to a Form 4 for a transaction on December 29, 2006, (2) Elisabeth Carrette with respect to a Form 4 for a transaction on October 23, 2006, (3) Gerard P. Charlier with respect to a Form 4 for a transaction on October 23, 2006, (4) Mary Diaz with respect to a Form 3 for an appointment on August 9, 2006, (5) Eric P. Endy with respect to a Form 4 for a transaction on June 8, 2006, (6) Eric P. Endy with respect to a Form 4 for a transaction on May 30, 2006, and (7) Paul S. Dennis with respect to a Form 4 for a transaction on May 22, 2006.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY SAID DOCUMENT SO FILED.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Gaming Partners International Corporation’s audited consolidated financial statements for the fiscal year ended December 31, 2006.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management. The Audit Committee has discussed with Moss Adams LLP (Moss Adams), the Company’s independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. The Audit Committee has also received written disclosures and the letter from Moss Adams required by Independence Standards Board Standard No. 1, which relates to the auditor’s independence from the Company and its related entities, and has discussed with Moss Adams their independence from the Company.

The Audit Committee acts pursuant to the Audit Committee Charter. Each of the members of the Audit Committee qualifies as an “independent” director as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. No member of the Audit Committee meets the definition of an audit committee financial expert as set forth in Item 407(d)(5)(ii) of the SEC Regulation S-K.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

May 15, 2007	AUDIT COMMITTEE
Robert J. Kelly, Chairman Paul S. Dennis Charles R. Henry

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

May 15, 2007	COMPENSATION COMMITTEE
Alain Thieffry, Chairman Paul S. Dennis Robert J. Kelly

INDEPENDENT REGISTERED AUDITOR

Effective July 12, 2006, the Company dismissed Deloitte & Touche LLP (D&T) as its independent registered auditor. The Audit Committee of the Company’s Board of Directors approved of the change in auditors.

D&T’s reports on the Company’s consolidated financial statements for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of the Company’s consolidated financial statements for the years ended December 31, 2005 and 2004 and the subsequent interim period through the date of the termination, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused them to make reference thereto in connection with their reports on the consolidated financial statements for such years.

During the years ended December 31, 2005 and 2004, and through July 12, 2006, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, except as follows: In connection with the performance of its audit of the Company’s consolidated financial statements for the year ended December 31, 2005, D&T reported to management and the Audit Committee a material weakness in internal control regarding the design and operating effectiveness of controls over share-based payment accounting. Specifically, D&T reported that the controls in place were not adequate to insure that the proper accounting treatment was used for stock options granted to the Company’s Chief Executive Officer, which contained vesting provisions conditioned on the Company attaining a specific performance target. The Audit Committee discussed the subject matter of this material weakness with D&T. The Company authorized D&T to respond to the inquiries of Moss Adams concerning any reported deficiencies.

The foregoing disclosures were previously reported in a Form 8-K that the Company filed with the SEC on July 18, 2006. The Company provided D&T with a copy of the disclosure prior to the time the Form 8-K was filed with the SEC, and requested that D&T furnish the Company a letter addressed to the SEC stating whether it agreed with the statements made by the Company in the Form 8-K and, if not, stating the respects in which it did not agree. A copy of the letter, dated July 18, 2006, furnished by D&T in response to that request was filed as Exhibit 16.1 to the Form 8-K.

On July 13, 2006, the Company retained Moss Adams as its new independent registered auditor. The Audit Committee approved the selection of Moss Adams as a better fit for the Company’s size and structure. The Company had not previously consulted with Moss Adams regarding any of the matters specified in Item 304(a)(2) of Regulation S-K.

Representatives of Moss Adams are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and are expected to respond to appropriate questions that may be directed to them.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for reviewing and approving, in advance, all audit and non-audit services of the independent registered auditor. The Audit Committee approved the engagement of Moss Adams to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year 2006 and to provide certain non-audit services to the Company and its subsidiaries. None of the engagements pre-approved by the Audit Committee during 2006 made use of the de minimus exception to pre-approval contained in the applicable rules of the SEC.

Principal Accountant Fees and Services

The following table shows the fees for professional audit services provided by Moss Adams and D&T for the fiscal year December 31, 2006, and D&T for the fiscal year December 31, 2005, for the audit of our annual consolidated financial statements and the fees billed for other services rendered during those periods.

	December 31, 2006	December 31, 2005
Audit Fees(1)	$515,125	$383,000
Audit—Related Fees(2)	—	28,000
Tax Fees(3)	114,399	278,605
All Other Fees	—	—
Total	$627,524	$689,605

(1)          Fees for the professional services rendered for the audit of GPIC’s annual consolidated financial statements, review of consolidated financial statements included in our 10-Q filings, and services normally provided in connection with statutory and regulatory filings or engagements. The 2006 fees include fees for Moss Adams of $488,825 and fees for D&T of $26,300 for first quarter review. In addition, Mazars rendered audit services resulting in fees totaling 60,278 Euros ($75,649) and 52,141 Euros ($64,863) for the fiscal years ended December 31, 2006 and 2005, respectively.

(2)          Fees for assurance and related services that are reasonably related to the performance of the audit or review of GPIC’s financial statements. For December 31, 2005, this included fees related to the review and analysis of our intercompany loans, the 401(k) plan and other regulatory document reviews and related services.

(3)          Fees for professional services rendered with respect to tax compliance, tax advice and tax planning. This includes preparation of tax returns, claims for refunds, payment planning and tax law interpretation, including the analysis of: intercompany loans, fixed asset basis, and dividends. D&T provided tax strategy consulting in 2006 and 2005. We paid D&T $111,029 and Moss Adams $3,370 in 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We lease two manufacturing facilities totaling 66,500 square feet located in San Luis Rio Colorado, Mexico from an entity controlled by the family of the General Manager of GPI Mexicana S.A. de C.V. The lease was extended in April 2004, for an additional five years, at the same monthly rent amount of approximately $0.35 per square foot, or $23,300. If we elect, at our discretion, to use more or less square footage, our rent will be increased or decreased accordingly on a pro rata basis. Also, in the second quarter of 2006, we began renting, on a month-to-month basis, a residential property from the General Manager’s brother at approximately $800 per month.

An employee of our manufacturing facility in Mexico owns and operates a small independent machine shop. In 2006, we used his machine shop to build small metal parts. For the fiscal year ended December 31, 2006, GPI, USA paid this employee, through his business, approximately $30,000.

Neither of these employees is a director nor an executive officer. The charter of the Audit Committee of the Board of Directors requires the Audit Committee to review and approve related party transactions involving our directors and executive officers.

Indemnification of Directors and Officers

We have provided for indemnification to the fullest extent permitted by the provisions of Nevada law in our Articles of Incorporation and Bylaws. In addition, we have contractually agreed to indemnify each present and former director as of the closing date of the combination with B&G against any claim arising out of or pertaining to any matter existing or occurring at or prior to the closing date of the combination, whether asserted or claimed prior to, at or after such closing date, to the fullest extent permitted under Nevada law and our Articles of Incorporation or Bylaws then in effect. We also maintain a directors’ and officers’ liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses up to $20.0 million in the aggregate (subject to an up to $200,000 retention per loss) arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts spent in lawful indemnification of a director or officer or amounts provided by us to indemnify our directors and officers as required or permitted by law. We have agreed to maintain for a period of six years after the combination a directors’ and officers’ liability insurance policy covering those persons who were covered as of the date of the combination with coverage at least as favorable as the then existing coverage, except that we will not be required to expend in excess of 200% of the then annual premium paid by us for such coverage.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

We must receive stockholder proposals intended to be presented at our next annual meeting of stockholders prior to March 11, 2008, to be considered for inclusion in our proxy statement relating to that meeting. If we change the date of our next annual meeting by more than 30 days from the date of this year’s annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials for the next annual meeting. You should also be aware that your proposal must comply with SEC regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials. Our Nominating and Governance Committee will review any proposals from eligible stockholders that it receives by that date and will make a recommendation to the Board of Directors whether any such proposals will be included in our proxy solicitation material.

GENERAL

Our 2006 Annual Report on Form 10-K, containing audited consolidated financial statements but without exhibits, accompanies this proxy statement. The Form 10-K as filed with the SEC including exhibits is available on our website at www.gpigaming.com. Stockholders may also obtain a copy of the Form 10-K, without charge, upon written request to:

Gaming Partners International Corporation
Attn: Corporate Secretary
1700 Industrial Road
Las Vegas, Nevada 89102-2620
Fax: 702-598-2494

As of the date of this proxy statement, our Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the matters stated in the accompanying Notice of Annual Meeting of Stockholders and described in this proxy statement. If, however, any matter incident to the conduct of the Annual Meeting or other business properly comes before the meeting, the persons acting under the proxies intend to vote with respect to those matters or other business in accordance with their best judgment, and the proxy includes discretionary authority to do so.

By Order of the Board of Directors

Gay A. Nordfelt Secretary

Las Vegas, Nevada
July 9, 2007

Appendix A

GAMING PARTNERS INTERNATIONAL CORPORATION
1994 DIRECTORS’ STOCK OPTION PLAN

Adopted by the Board of Directors January 31, 1994
Revised by the Board of Directors August 24, 1994
Approved by the Stockholders October 5, 1994
Revised by the Board of Directors July 29, 1996
Further Revised by the Board of Directors September 24, 1999
Further Revised by the Board of Directors September 12, 2002
Approved by the Stockholders October 29, 2003
Further Revised by the Board of Directors June 25, 2007
Approved by the Stockholders [                 ]

1. Purpose

The Gaming Partners International Corporation 1994 Directors’ Stock Option Plan (the “Plan”) is intended to promote the interests of Gaming Partners International Corporation (the “Corporation”) and its subsidiaries by offering members of the Board of Directors of the Corporation who are not employed as regular salaried officers or employees of the Corporation or any of its subsidiaries (hereinafter referred to as “Non-Employee Directors” or “Optionees”) the opportunity to participate in a stock option plan in order to encourage Non-Employee Directors to take a long term view of the affairs of the Corporation; to attract and retain highly qualified Non-Employee Directors; and to aid in rewarding Non-Employee Directors for their services to the Corporation.

2. Administration

The Plan shall be administered by a Committee (the “Committee”) of not less than two Directors of the Corporation, selected by and serving at the pleasure of the Corporation’s Board of Directors (the “Board”). The Committee shall not have any discretion to determine or vary any matters which are fixed under the terms of the Plan including, without limitation, which individuals shall receive option awards, how many shares of the Corporation’s stock shall be subject to each such option award, what the exercise price of stock covered by an option shall be, and what means of payment shall be acceptable.

The Committee shall have the authority to otherwise interpret the Plan and make all determinations necessary or advisable for its administration.

The Committee’s decisions under the Plan shall be subject to the approval of the Board.

3. Eligibility

Only Non-Employee Directors, who are not participants in the Corporation’s 1994 Long Term Incentive Plan, will be eligible to be granted awards.

4. Stock Subject to the Plan

The stock from which awards may be granted shall be the Corporation’s $.01 par value Common Stock (“Common Stock”). When options are exercised, the Corporation may either issue authorized but unissued shares of Common Stock or transfer issued shares of Common Stock held in its treasury. The total number of shares of Common Stock which may be granted as stock options shall not exceed 350,000. If an option expires, or is otherwise terminated prior to its exercise, the Common Stock covered by such an option immediately prior to such expiration or other termination shall continue to be available for grant under the Plan.

5. Grant and Amount of Options

The date of grant of the initial option (“Initial Option”) for a Non-Employee Director commencing his or her term shall be the date that he or she becomes a member of the Board of Directors (“Commencement Date”). The Initial Option grant shall be to purchase 6,000 shares of Common Stock (subject to vesting per Section 6.2 and to adjustment per Section 7).

Annual awards of options (“Annual Options” or individually an “Annual Option”) shall be granted beginning on the anniversary of the Commencement Date, and continuing each year thereafter. An Annual Option will be to purchase: (i) prior to the third anniversary of the Commencement date, 1,500 shares of Common Stock for each of the following Board committees on which the Non-Employee Director served for a period of at least six months during the twelve months prior to the date of grant: (A) Audit Committee; (B) Compliance Committee; and (C) Compensation Committee; and (ii) on the third anniversary of the Commencement Date, and each year thereafter, an additional 2,000 shares of Common Stock (all grant amounts subject to adjustment per section 7). The Initial Option and the Annual Options are collectively referred to herein as “option” or “options.”

6. Terms and Conditions of Options

Options shall be designated non-statutory options or not qualified as Incentive Stock Options under Section 422(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be evidenced by written instruments approved by the Committee. Such instruments shall conform to the following terms and conditions:

6.1 Option price

The option price shall be the fair market value of the shares of Common Stock under option on the date such option is granted. The fair market value per share shall be the last reported sale price of the stock on such date on the Nasdaq National Market, or on such other stock exchange that the Common Stock may be listed from time to time. The option price shall be paid (i) in cash or (ii) in shares of Common Stock, including Common Stock underlying the option being exercised, having a fair market value equal to such option price or (iii) in a combination of cash and shares of Common Stock, including Common Stock underlying the option being exercised. The fair market value of shares of Common Stock delivered to the Corporation pursuant to the immediately preceding sentence shall be determined on the basis of the last reported sale price of the Common Stock on the Nasdaq National Market on the day of exercise or, if there was no such sale price on the day of exercise, on the day next preceding the day of exercise on which there was such a sale.

6.2 Vesting, exercise and term of options

The Initial Option shall be exercisable to the extent of vesting. The Initial Option shall vest over a three year period, with one-third of the Initial Option (2,000 shares) vesting upon each anniversary of the Commencement Date. Annual Options shall be fully vested upon grant, but shall only be exercisable six months and one day from the date of grant.

Except in special circumstances, each option shall expire upon the tenth anniversary of the date of its grant or such earlier date as provided in Section 6.3 below.

After becoming exercisable, each option shall remain exercisable until the expiration or termination of the option. After becoming exercisable an option may be exercised by the Optionee from time to time, in whole or part, up to the total number of shares with respect to which it is then exercisable. The Committee may provide that payment of the option exercise price may be made following delivery of the certificate for the exercised shares.

Upon the exercise of an option, the purchase price will be payable in full in cash or Common Stock as provided in Paragraph 6.1. Any shares of Common Stock so assigned and delivered to the Corporation in payment or partial payment of the purchase price will be valued at Fair Market Value on the exercise date. Upon the exercise of a non-qualified stock option, the Corporation shall withhold from the shares of Common Stock to be issued to the eligible Optionee the number of shares necessary to satisfy the Corporation’s obligation to withhold Federal taxes, such determination to be based on the shares’ Fair Market Value on the date of exercise.

6.3 Termination of Directorship

If an Optionee ceases for any reason including death or resignation to be a director: (A) all options granted to such Optionee and vested on the date of termination of Directorship shall expire on the earliest of (i) the tenth anniversary after the date of grant, (ii) nine months after the day such Optionee ceases to be a director for any reason other than death, or (iii) two years after the day such Optionee ceases to be a director due to his death; and (B) all options granted to such Optionee which are unvested shall expire.

6.4 Exercise upon death of optionee

If an Optionee dies, the option may be exercised, to the extent provided in Section 6.3, by the Optionee’s estate, personal representative or beneficiary who acquires the option by will or by the laws of descent and distribution. The Committee may approve all cash payments to the estate of an Optionee if circumstances warrant such a decision.

6.5 Assignability

No option shall be assignable or transferable by the Optionee except by will or by the laws of descent and distribution and during the lifetime of the Optionee the option shall be exercisable only by such Optionee.

7. Capital Adjustments

The number and price of shares of Common Stock covered by each award of options and the total number of shares that may be granted under the Plan shall be proportionally adjusted to reflect, subject to any required action by the stockholders, any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change.

8. Change of Control

Notwithstanding the provisions of Section 7, in the event of a change of control, all vesting on all unexercised stock options will accelerate to the change of control date. For purposes of this Plan, a “Change of Control” of the Corporation shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), not including Paul S. Endy, or his heirs or assigns, or the Paul S. Endy, Jr. Living Trust, or its beneficiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25.0% or more of the combined voting power of the Corporation’s outstanding securities ordinarily having the right to vote at the election of directors; or (b) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by at least a majority of the directors comprising the Incumbent Board, or whose nomination for election was approved by a majority of the Board of Directors of the Corporation serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as if he or she were a member of the Incumbent Board; or (c) merger, consolidation or sale of all or substantially all the assets of the Corporation occurs, unless such merger or consolidation shall have been affirmatively recommended to the Corporation’s stockholders by a majority of the Incumbent Board; or (d) a proxy statement soliciting proxies from stockholders of the Corporation by someone other than the current management of the Corporation seeking stockholder approval of a plan or reorganization, merger or consolidation of the Corporation with one or more corporations as a result of which the outstanding shares of the Corporation’s securities are actually exchanged for or converted into cash or property or securities not issued by the Corporation unless the reorganization, merger or consolidation shall have been affirmatively recommended to the Corporation’s stockholders by a majority of the Incumbent Board.

9. Approvals

The issuance of shares pursuant to this Plan is expressly conditioned upon obtaining all necessary approvals from all regulatory agencies from which approval is required, including gaming regulatory agencies, and upon obtaining stockholder ratification of the Plan.

10. Effective Date of Plan

The effective date of the Plan is January 31, 1994.

11. Term: Amendment of Plan

This Plan shall expire on January 31, 2014 (except to options outstanding on that date). The Board may terminate the Plan at any time. The Board may amend the Plan at any time, provided however, the provisions of Section 5 pertaining to the amount of options to be granted and the timing of such option grants and the provisions of Paragraph 6.1 pertaining to the option price of the Common Stock under option shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules thereunder. Further provided however, that, without the approval of the holders of a majority of the outstanding shares of Common Stock; the total number of shares that may be sold, issued or transferred under the Plan may not be increased (except by adjustment pursuant to Section 7); the provisions of Section 3 regarding eligibility may not be modified; the purchase price at which shares may be offered pursuant to options may not be reduced (except by adjustment pursuant to Section 7); and the expiration date of the Plan may not be extended and no change may be made which would cause the Plan not to comply with Rule 16b-3 of the Exchange Act, as amended from time to time. No action of the Board or stockholders, however, may, without the consent of an Optionee, alter or impair such Optionee’s rights under any option previously granted.

12. Withholding Taxes

The Corporation shall have the right to deduct withholding taxes from any payments made pursuant to the Plan or to make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state or local income or other taxes incurred by reason of payments or the issuance of shares of Common Stock under the Plan. Whenever under the Plan, shares of Common Stock are to be delivered upon exercise of an option, the Committee shall be entitled to require as a condition of delivery that the grantee remit an amount sufficient to satisfy all federal, state and other government withholding tax requirements related thereto.

13. Plan Not a Trust

Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any Optionee, the executor, administrator or other personal representative, or designated beneficiary of such Optionee, or any other persons. If and to the extent that any Optionee or such Optionee’s executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Corporation pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.

14. Notices

Each Optionee shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements, Common Stock and cash pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Optionee furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

15. Severability of Provisions

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

16. Payment to Minors, etc.

Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Corporation and other parties with respect thereto.

17. Headings and Captions

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

18. Controlling Law

This Plan shall be construed and enforced according to the laws of the State of Nevada to the extent not preempted by federal law, which shall otherwise control.

GAMING PARTNERS INTERNATIONAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, AUGUST 8, 2007

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Gaming Partners International Corporation (the Company) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K in connection with the Annual Meeting of the Company to be held at Gaming Partners International Corporation, 1700 Industrial Road, Las Vegas, Nevada, on Wednesday, August 8, 2007 at 1:00 o’clock in the afternoon, Pacific Daylight Time, and hereby appoints Gerard P. Charlier and David W. Grimes and each or any of them, proxies, with power of substitution, to attend and to vote all shares the undersigned would be entitled to vote if personally present at said Annual Meeting and at any adjournment thereof.  The proxies are instructed to vote as specified on the reverse side hereof:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

GAMING PARTNERS INTERNATIONAL CORPORATION

August 8, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

\/            Please detach along perforated line and mail in the envelope provided.            \/

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

NOMINEES:
1.	Election of Directors:
☐ Elisabeth Carrette
☐	FOR ALL NOMINEES	☐ Gerard P. Charlier
☐ Eric P. Endy
☐	WITHOUT AUTHORITY	☐ Charles R. Henry
	FOR ALL NOMINEES	☐ Robert J. Kelly
☐ Alain Thieffry
☐	FOR ALL EXCEPT	☐ Martin A. Berkowitz
(See instructions below)

		FOR	AGAINST	ABSTAIN
2.	APPROVAL OF AMENDMENTS TO THE 1994 DIRECTORS’ STOCK OPTION PLAN.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT REGISTERED AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	IN THEIR DISCRETION, UPON SUCH OTHER MATTER AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.	☐	☐	☐

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here:  ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

The shares represented by this proxy will be voted as specified.  If no specification is made, the shares represented by this proxy will be voted in favor of the nominee listed, and in the discretion of the proxies, on other matters that may properly come before the annual meeting.

Signature of Stockholder	Date

Signature of Stockholder	Date

Note:      Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Schedule 14A (Proxy Statement) – GPIC 2007 (2).DOC  287842-15